JUMA TECHNOLOGY CORP.

AGREEMENT AND PLAN OF MERGER

OF

AGN NETWORKS, INC.

INTO JUMA ACQUISITION CORP.

Dated March 6, 2007

TABLE OF CONTENTS
Page

SECTION ONE			2
1.	The Merger		2
	1.1.	The Merger	2
	1.2.	Purchase Price	3
	1.3.	Closing; Effective Time	6
	1.4.	Effect of the Merger	6
	1.5.	Articles of Incorporation; Bylaws	7
	1.6.	Directors and Officers	7
	1.7.	Effect on AGN Shares	8
	1.8.	Surrender of Certificates	8
	1.9.	No Further Ownership Rights in AGN Shares	11
	1.10.	Merger Sub Charter Documents	12
	1.11.	Taking of Necessary Action; Further Action	12
	1.12.	Employment Agreements	12
	1.13.	Working Capital Facility	12

SECTION TWO			13
2.	Representations and Warranties of AGN and AGN Shareholders		13
	2.1.	Organization; Subsidiaries	14
	2.2.	Articles of Incorporation and Bylaws	14
	2.3.	Capital Structure	15
	2.4.	Authority	15
	2.5.	No Conflicts; Required Filings and Consents.	16
	2.6.	Financial Statements	17
	2.7.	Absence of Undisclosed Liabilities	17
	2.8.	Absence of Certain Changes	17
	2.9.	Litigation	18
	2.10.	Restrictions on Business Activities	18
	2.11.	Permits; Company Products; Regulation	19
	2.12.	Title to Property	19
	2.13.	Intellectual Property	20
	2.14.	Taxes	22
	2.15.	Employee Matters	26
	2.16.	Material Contracts	26
	2.17.	Interested Party Transactions	27
	2.18.	Insurance	28
	2.19.	Compliance With Laws	28
	2.20.	Minute Books	28
	2.21.	Complete Copies of Materials	29
	2.22.	Brokers’ and Finders’ Fees	29
	2.23.	No Vote Required	29
	2.24.	Third Party Consents	29
	2.25.	Representations Complete	29

i

SECTION THREE			30
3.	Representations and Warranties of Merger Sub and Juma		30
	3.1.	Organization, Standing and Power	30
	3.2.	Capital Structure	31
	3.3.	Authority	32
	3.4.	No Conflict; Required Filings and Consents	32
	3.5.	SEC Documents; Financial Statements	33
	3.6.	Absence of Undisclosed Liabilities	34
	3.7.	Absence of Certain Changes	35
	3.8.	Litigation	35
	3.9.	Governmental Authorization	36
	3.10.	Compliance With Laws	36
	3.11.	Broker’s and Finders’ Fees	37
	3.12.	Accounting and Tax Matters	37

SECTION FOUR			37
4.	Conduct Prior to the Effective Time		37
	4.1.	Conduct of Business of AGN and Juma	37
	4.3.	No Solicitation	42

SECTION FIVE			43
5.	Additional Agreements		43
	5.1.	Best Efforts and Further Assurances	43
	5.2.	Consents; Cooperation	44
	5.3.	Access to Information	45
	5.4.	Confidentiality	46
	5.5.	Public Disclosure	47
	5.6.	State Statutes	47
	5.7.	Filings or Notices Pursuant to Securities Laws	48
	5.8.	Acquisition of Juma Common Stock	49
	5.9.	Merger Sub Restructuring	55

SECTION SIX			56
6.	Conditions to the Merger		56
	6.1.	Conditions to Obligations of Each Party to Effect the Merger	56
	6.2.	Additional Conditions to Obligations of AGN	57
	6.3.	Additional Conditions to the Obligations of Juma	59

SECTION SEVEN			63
7.	Termination, Amendment and Waiver		63
	7.1.	Termination	63
	7.2.	Effect of Termination	64
	7.3.	Expenses and Termination Fees	65
	7.4.	Amendment	65
	7.5.	Extension; Waiver	65

ii

SECTION EIGHT			66
8.	Indemnification		66
	8.1.	Survival of Representations and Warranties	66
	8.2.	Indemnification by AGN and AGN Shareholders	66
	8.3.	Indemnification by Juma	67
	8.4.	Exclusive Contractual Remedy and Limitations	68

SECTION NINE			69
9.	General Provisions		69
	9.1.	Survival of Warranties	69
	9.2.	Notices	69
	9.3.	Interpretation	71
	9.4.	Counterparts	71
	9.5.	Entire Agreement; Nonassignability; Parties in Interest	72
	9.6.	Severability	72
	9.7.	Remedies Cumulative	73
	9.8.	Governing Law	73
	9.9.	Rules of Construction	73
	9.10.	Amendments and Waivers	73
	9.11.	Spin-Off	74
	9.12.	Attorneys’ Fees	74

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of the 6th day of March, 2007, by and among Juma Technology Corp. (“Juma” or “Purchaser”), a Delaware corporation, Juma Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Juma (“Merger Sub” or the “Surviving Corporation”), AGN Networks, Inc., a [Florida] corporation (“AGN”), and its holders (the “AGN Shareholders”). The parties hereto are sometime hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Purchaser desires to acquire AGN through the merger of AGN with and into Merger Sub (the “Merger”), with Merger Sub being the surviving corporation of the Merger, pursuant to which all AGN Shares (as defined below) of AGN issued and outstanding at the Effective Time (as defined below), will be converted into the right to receive the Stock Consideration (as defined below), each as more fully provided herein;

WHEREAS, the AGN Shareholders own all of the currently issued and outstanding AGN Shares;

WHEREAS, AGN desires to be merged with and into Merger Sub and the AGN Shareholders shall be entitled to receive the Stock Consideration in exchange for their AGN Shares.

WHEREAS, the respective boards of directors of Juma, Merger Sub and AGN, and the AGN Shareholders, have determined that the Merger is desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

WHEREAS, Juma, Merger Sub and AGN are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

AGREEMENT

The parties hereby agree as follows:

SECTION ONE

1.       The Merger

1.1.       The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Articles of Merger attached hereto as Exhibit A (the “Articles of Merger”) and the applicable provisions of the Delaware General Corporate Law (“DGCL”), AGN shall (i) be merged with and into Merger Sub and the separate corporate existence of AGN shall cease; (ii) the Merger Sub shall continue as the surviving corporation of the Merger, remaining as a wholly-owned subsidiary of Juma; and (iii) Merger Sub shall be operated as a subsidiary and/or division of Juma under various agreements and inter-company agreements to be entered into by and/or between Merger Sub and Juma. AGN shall tender and exchange all the AGN Shares to Merger Sub at the price (the “Purchase Price”) set forth in Paragraph 1.2 below.

1.1.       Purchase Price. In consideration for all issued and outstanding AGN Shares, Purchaser shall provide the following:

(a)       Cash Consideration. Juma has made a loan to AGN in the amount of $250,000 (subject to adjustment at the Closing for outstanding accounts payable). If the Merger does not close and the concomitant purchase of substantially all of the assets of Avatel Technologies, Inc. (“ATI”) by an affiliate of Juma does not close (the “ATI Asset Purchase”), AGN shall repay Juma such loan within five business days of demand therefor. If the Merger does close and the ATI Asset Purchase does close, Juma will forgive $125,000 of such loan and the remaining $125,000 will be reflected in a reduction of the purchase price under the ATI Asset Purchase.

Upon the Closing Date (as defined below), Juma will issue to each of Ernie Darias and Albert Rodriquez-each an AGN Shareholder-its promissory note evidencing Purchaser’s obligation to pay to Mr. Darias and Mr. Albert Rodriquez $102,000 and $98,000, respectively. The form of promissory note will provide that the payment of applicable principal balance will be due and payable 90 days after the Closing Date and the applicable outstanding principal balance will not accrue interest. The promissory note will also provide for a default interest rate of eight percent (8%) per annum and the holder’s right to collect its reasonable attorneys’ fees in order to enforce its rights under the promissory note after the occurrence and continuance of an event of default.

(b)       Stock Issuance to AGN Shareholders. Upon Closing Date, Juma shall tender to AGN Shareholders, according to their respective common stock holdings at the Closing Date, an aggregate of 320,000 shares of restricted Common Stock of Juma (the “Stock Consideration”). The Stock Consideration shall be allocated as set forth in Exhibit B hereto. All Stock Consideration issued hereunder shall be free and clear of all liens and encumbrances other than carrying a Standard 1933 Act restrictive legend.

(c)       In the event that the Stock Consideration has a Fair Market Value (as defined below) of less than $640,000 on the first anniversary of the Closing Date (the “First Anniversary”), Juma will issue to the AGN Shareholders a two (2) year promissory note representing the difference between the Fair Market Value of the Stock Consideration and $640,000. Such promissory note shall bear interest, commencing 90 days after the issue date of such promissory note, at an annual rate of 7.5% and shall be payable in one installment of principal and seven equal installments of principal and accrued interest thereon, the first payment of principal shall be due on the first day of the third month following the First Anniversary and the seven installments of principal and accrued interest thereon, shall be payable on the first day of each quarter thereafter until paid in full. Fair Market Value shall mean the average of the daily closing prices of Juma’s Common Stock over the 20 trading days ending the day prior to the First Anniversary.

(d)       Repayment to Avatel. On Closing, Juma will pay ATI up to $675,000 which will settle any and all agreed upon obligations of AGN to Avatel (the “Inter-Company Indebtedness”). Such payment will be made as follows: (i) $200,000 in cash at the Closing and (ii) Juma will issue to AGN its promissory note for the remainder of the Inter-Company Indebtedness. The promissory note will be in the form described in Section 1.2(a). Unless otherwise agreed, this agreed upon amount is only to be used to repay bona fide third party indebtedness of ATI extant on the Closing Date and shall not be disbursed without Juma’s prior consent. Provided that they have been properly recorded on the Balance Sheet and AGN’s books and records, the loans set forth on Schedule 1(d), shall be deemed to be bona fide third party indebtedness of ATI extant on the Closing Date.

1.3.       Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on March 6, 2007 or as soon as practicable, (and in no event later than five business days after the satisfaction or waiver of each of the conditions set forth in Section 4 below or at such other time as the parties agree (the “Closing Date”). In connection with the Closing, the Parties shall cause the Merger to be consummated by filing the Articles of Merger, together with the required officers’ certificates (to the extent required), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing being the “Effective Time”). The Closing shall take place at the offices of Juma, or at such other location as the parties agree.

1.4.       Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the DGCL. At the Effective Time, all the property, rights, privileges, powers and franchises of AGN shall vest in the Surviving Corporation, and all debts, liabilities and duties of AGN shall become the debts, liabilities and duties of the Surviving Corporation.

1.5.       Articles of Incorporation; Bylaws.

(a)       At the Effective Time, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, shall, except that the name of Merger Sub shall be amended to that of AGN Networks, Inc., be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Articles of Incorporation.

(b)       At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.6.       Directors and Officers. At the Effective Time, the officers and directors of AGN immediately prior to the Effective Time shall resign, and [______________] (the “AGN Division Director”) shall be the director of the Surviving Corporation. The officers of AGN immediately prior to the Effective Time shall resign, and [___________] shall be the sole officer of the Surviving Corporation, in each case until their respective successor(s) is/are duly elected or appointed and qualified.

1.7.       Effect on AGN Shares. By virtue of the Merger and without any action on the part of AGN or any of its respective stockholders, the following shall occur at the Effective Time:

(a)       Conversion of AGN Shares. All of the issued and outstanding shares of AGN (the “AGN Shares”) issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for Stock Consideration in the amounts as set forth on Exhibit B attached hereto. All AGN Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such AGN Shares shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration therefore upon the surrender of such certificate(s) in accordance with Section 1.8 below, without interest.

(b)       Dissenters’ Rights. [Reserved].

1.8.       Surrender of Certificates.

(a)       Juma to Provide Common Stock. Promptly after the Effective Time, Juma shall make available to AGN Shareholders for exchange in accordance with this Section 1, through such reasonable procedures as Juma may adopt, the Stock Consideration.

(b)       Exchange Procedures. Unless otherwise agreed, promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding AGN Shares, whose shares were converted into the right to receive the Stock Consideration pursuant to Section 1.7, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the AGN Shareholders, and shall be in such form and have such other provisions as Juma may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Juma Common Stock. Upon surrender of a Certificate for cancellation to the AGN Shareholders or to such other agent or agents as may be appointed by Juma, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Juma Common Stock as indicated on Exhibit B hereto, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Juma Common Stock into which such shares of AGN Shares shall have been so converted.

(c)       No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Surviving Corporation nor any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)       Distributions With Respect to Unexchanged Shares. If applicable, no dividends or other distributions with respect to Juma Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Juma Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Juma Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time payable (but for the provisions of this Section 1.8(d)) with respect to such shares of Juma Common Stock.

(e)       Transfers of Ownership. If any certificate for shares of Juma Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Juma or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Juma Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Juma or any agent designated by it that such tax has been paid or is not payable. In addition, the transferee of such issuance shall agree to the placing of any required restrictive legends on the new certificate for such shares of Juma Common Stock.

1.9.       No Further Ownership Rights in AGN Shares. All AGN Shares issued upon the surrender for exchange of shares of Juma Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such AGN Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of AGN Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.9.

1.10.       Merger Sub Charter Documents. At or prior to the Closing Date, the Articles of Incorporation and By Laws of Merger Sub shall be amended and restated in the forms of Exhibits C-1 and C-2, respectively, attached hereto and incorporated herein by reference.

1.11.       Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of AGN, the officers and directors of Juma and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.12.       Employment Agreements. Merger Sub will execute a two (2) year employment agreement with Albert Rodriguez substantially in the form of Exhibit C hereto.

1.13.       Working Capital Facility. From and after the Effective Date, Juma shall provide Merger Sub with no less than $500,000 of working capital to fund its operations, subject to a business plan and model, and use of proceeds for Merger Sub as to be mutually determined and agreed upon in good faith by the Parties.

SECTION TWO

2.       Representations and Warranties of AGN and AGN Shareholders.

In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

In this Agreement, any reference to a Party’s “knowledge” means such Party’s actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in questions.

AGN and AGN Shareholders hereby jointly and severally represent and warrant to Merger Sub and Juma as follows:

2.1.       Organization; Subsidiaries.

(a)       AGN is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. AGN has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on AGN. AGN is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on AGN.

2.2.       Articles of Incorporation and Bylaws. AGN has delivered to Merger Sub and Juma a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents of AGN as amended to date. AGN is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

2.3.       Capital Structure. The authorized capital stock of AGN consists of 10,000 shares of Common Stock, par value $.01 per share, of which [________] shares are presently issued and outstanding as of the date of this Agreement. There are no other outstanding shares of capital stock or voting securities, nor are there any options or securities convertible into capital stock, nor outstanding commitments to issue any shares of capital stock or voting securities. All outstanding AGN Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of AGN or any agreement to which AGN is a party or by which it is bound. All outstanding AGN Shares were issued in compliance with all applicable federal and state securities laws.

2.4.       Authority. AGN has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AGN and all AGN Shareholders and assuming due authorization, execution and delivery by Merger Sub and Juma, constitutes the valid and binding obligation of AGN enforceable against AGN in accordance with its terms.

2.5.       No Conflicts; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by AGN does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of AGN, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AGN or any of its properties or assets.

(b)       No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to AGN in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger, together with the required officers’ certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on AGN and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

2.6.       Financial Statements. AGN has provided to Juma and/or Merger Sub, a true, correct and complete copy of AGN’s audited financial statements for the fiscal years ended December 31, 2005, and for December 31, 2006, (collectively, the “Financial Statements”).

2.7.       Absence of Undisclosed Liabilities. AGN has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet on the Financial Statements, (the “Balance Sheet”); (ii) those incurred in the ordinary course of business and not required to be set forth in the AGN Balance Sheet under generally accepted accounting principles; (iii) those incurred in the ordinary course of business since the date of the AGN Balance Sheet and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

2.8.       Absence of Certain Changes. Since December 31, 2006 (the “Balance Sheet Date”) there has not been, occurred or arisen any material change in AGN’s business or corporate operations or its financial condition.

2.9.       Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of AGN, threatened against AGN or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on AGN. There is no judgment, decree or order against AGN and/or any of its subsidiaries or, to the best knowledge of AGN, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on AGN.

2.10.       Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon AGN that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of AGN, any acquisition of property by AGN or the overall conduct of business by AGN as currently conducted or as proposed to be conducted by AGN. AGN has not entered into any agreement under which AGN is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.11.       Permits; Company Products; Regulation.

(a)       AGN is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for AGN, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “AGN Authorizations”).

(b)       AGN has obtained, in all countries where either AGN is marketing or has marketed its products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the products currently or previously marketed by AGN in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on AGN.

2.12.       Title to Property.

(a)       AGN has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the AGN Balance Sheet or acquired after the AGN Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the AGN Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the AGN Balance Sheet.

(b)       All equipment (the “Equipment”) owned or leased by AGN, and such Equipment is, taken as a whole, (i) adequate for the conduct of AGN’s business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

2.13.       Intellectual Property.

(a)       AGN owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, domain names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used or proposed to be used in AGN’s business as currently conducted or as proposed to be conducted by AGN, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on AGN.

(b)       There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of AGN, any trade secret material to AGN or any Intellectual Property right of any third party to the extent licensed by or through AGN, by any third party, including any employee or former employee of AGN. AGN has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

(c)       AGN is not or will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on AGN.

2.14.       Taxes.

(a)       For purposes of this Section 2.14 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

(i)       The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

(ii)       The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

(b)       All Returns required to be filed by or on behalf of AGN have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of AGN under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by AGN with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). AGN has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. AGN has received, from each employee who holds stock that is subject to a substantial risk of forfeiture as of the date hereof, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and such elections were validly made and filed with the Internal Revenue Service in a timely fashion. There are no liens on any of the assets of AGN with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that AGN is contesting in good faith through appropriate proceedings. AGN has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such shareholdership has not expired.

(c)       The amount of AGN’s liabilities for unpaid Taxes for all periods through the date of the Financial Statements do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with generally accepted accounting principles (“GAAP”) all liabilities for Taxes of AGN payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of AGN has been incurred or material amount of taxable income has been realized (or prior to and including the Effective Time will be incurred or realized) since such date other than in the ordinary course of business.

(d)       Merger Sub and Juma have been furnished by AGN with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of AGN relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including AGN and any of its subsidiaries for all periods since AGN’s inception.

(e)       No audit of the Returns of or including AGN by a government or taxing authority is in process, threatened or, to AGN’s knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of AGN, and AGN has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. AGN is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against AGN or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of AGN. AGN has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

2.15.       Employee Matters. AGN is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against AGN under any workers compensation plan or policy or for long term disability. AGN has no material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder.

2.16.       Material Contracts.

(a)       Juma and/or Merger Sub have been provided by AGN with a list of all contracts and agreements to which AGN is a party and that are material to the business, results of operations, or condition (financial or otherwise), of AGN taken as a whole (such contracts, agreements and arrangements are hereinafter referred to as “Material Contracts”).

(b)       Except as would not, individually or in the aggregate, have a Material Adverse Effect on AGN, each AGN license, each Material Contract is a legal, valid and binding agreement, and none of the AGN licenses or Material Contracts is in default by its terms or has been cancelled by the other party; AGN is not in receipt of any claim of default under any such agreement; and AGN does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. AGN has furnished Juma with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

2.17.       Interested Party Transactions. Except as set forth in Schedule 2.17, AGN is not indebted to any director, officer, employee or agent of AGN (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to AGN. To AGN’s knowledge, none of AGN’s officers or directors, or any shareholders of their immediate families, are, directly or indirectly, indebted to AGN (other than in connection with purchases of the AGN Stock) or have any direct or indirect ownership interest in any firm or corporation with which AGN is affiliated or with which AGN has a business relationship, or any firm or corporation which competes with AGN except that officers, directors and/or equity holders of AGN may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with AGN. To AGN’s knowledge, none of AGN’s officers or directors or any shareholders of their immediate families are, directly or indirectly, interested in any material contract with AGN. AGN is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. Anything herein to the contrary notwithstanding, neither AGN nor any of its affiliates shall engage in any interested party transactions prior to the Effective Time without Juma’s prior written consent.

2.18.       Insurance. AGN has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of AGN. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and AGN is otherwise in compliance with the terms of such policies and bonds.

2.19.       Compliance With Laws. AGN has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on AGN.

2.20.       Minute Books. The minute book of AGN made available to Merger Sub and Juma contains a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of AGN through the date of this Agreement, and reflects all transactions referred to in such minutes accurately in all material respects.

2.21.       Complete Copies of Materials. AGN has delivered or made available true and copies of each document that has been requested by Merger Sub and/or Juma or their counsel in connection with their legal and accounting review of AGN.

2.22.       Brokers’ and Finders’ Fees. AGN has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.23.       No Vote Required. Upon the execution of this Agreement by all AGN Shareholders, no other vote of the holders of AGN Shares is necessary to approve this Agreement and the transactions contemplated hereby.

2.24.       Third Party Consents. No consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

2.25.       Representations Complete. None of the representations or warranties made by AGN herein or in any schedule or exhibit hereto, or certificate(s) furnished by AGN pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION THREE

3.       Representations and Warranties of Merger Sub and Juma.

Except as disclosed in a document dated as of the date of this Agreement and delivered by Merger Sub and Juma to AGN prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Merger Sub/Juma Disclosure Schedule”), Merger Sub and Juma hereby represent and warrant to AGN and AGN Shareholders as follows:

3.1.       Organization, Standing and Power. Both Merger Sub and Juma are a corporations duly organized, validly existing and in good standing under the laws of their jurisdictions of organization. Both Merger Sub and Juma have the corporate power to own their properties and to carry on their businesses as now being conducted and as proposed to be conducted and are duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Merger Sub and/or Juma. Merger Sub and Juma have delivered true and correct copies of their Articles of Incorporation and Bylaws or other charter documents, as applicable, of Merger Sub and Juma, each as amended to date, to AGN. Neither Merger Sub or Juma nor any of its subsidiaries is in violation of any material provisions of their Articles of Incorporation or Bylaws or equivalent organizational documents.

3.2.       Capital Structure.

The authorized capital stock of Merger Sub consists of 3,000 shares of Common Stock, no-par value, of which one hundred (100) shares were issued and outstanding to Juma as of the close of business on February 27, 2007. The authorized capital stock of Juma consists of 900,000,000 shares of Common Stock, $0.001 par value, of which 41,535,000 shares were issued and outstanding as of the close of business on February 27, 2007. Other than as contemplated under this Agreement, and as set forth on Schedule 3.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Merger Sub and/or Juma is a party or by which either of them is bound obligating Merger Sub and/or Juma to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Merger Sub and/or Juma or obligating Merger Sub and/or Juma to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Juma Common Stock to be issued to the AGN Shareholders pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

3.3.       Authority. Merger Sub and Juma have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and Juma (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware law). This Agreement has been duly executed and delivered by Merger Sub and Juma and constitutes the valid and binding obligations of Juma.

3.4.       No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Merger Sub and/or Juma, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Juma or its properties or assets.

(b)       No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Juma in connection with the execution and delivery of this Agreement by Merger Sub and/or Juma or the consummation by Merger Sub and/or Juma of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by the DGCL, (ii) the filing of a Form 8-K with the SEC within four days after the Closing Date, (iii) the filing with the SEC of a notice on Form D and any other filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Merger Sub and/or Juma and would not prevent, materially alter or delay any the transactions contemplated by this Merger.

3.5.       SEC Documents; Financial Statements.

(a)       The financial statements of Juma, including the notes thereto, included in the Merger Sub/Juma SEC Documents (the “Juma Financial Statements”) were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated. The Juma Financial Statements fairly present the consolidated financial condition and operating results of Juma and its subsidiaries at the dates and during the periods indicated therein. There has been no change in Juma accounting policies except as described in the notes to the Juma Financial Statements.

3.6.       Absence of Undisclosed Liabilities. Other than as set forth on Schedule 3.6 attached hereto, Merger Sub and/or Juma have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Juma’s report on Form 8-K heretofore made available to AGN for the period ended December 31, 2006 (the “Juma Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Juma Balance Sheet under United States generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Juma Balance Sheet Date and consistent with past practice.

3.7.       Absence of Certain Changes. Since December 31, 2006 (the “Juma Balance Sheet Date”), Juma has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Juma; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Juma, or any direct or indirect redemption, purchase or other acquisition by Juma of any of its shares of capital stock; (iii) any material amendment or change to Juma’s Articles of Incorporation or Bylaws; or (iv) any negotiation or agreement by Juma to do any of the things described in the preceding clauses (i) through (iii) (other than negotiations with AGN and its representatives regarding the transactions contemplated by this Agreement).

3.8.       Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Merger Sub and/or Juma or any of their subsidiaries, threatened against Merger Sub and/or Juma or any of their subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Juma. There is no judgment, decree or order against Merger Sub and/or Juma or any of their subsidiaries or, to the knowledge of Juma or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Juma.

3.9.       Governmental Authorization. Each of Merger Sub and/or Juma and their subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Juma’s or any of its subsidiaries’ business (“Juma Authorizations”), and all of such Juma Authorizations are in full force and effect, except where the failure to obtain or have any of such Juma Authorizations could not reasonably be expected to have a Material Adverse Effect on Juma.

3.10.       Compliance With Laws. Each of Merger Sub and/or Juma and their subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their businesses, or the ownership or operation of their business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Merger Sub and/or Juma.

3.11.       Broker’s and Finders’ Fees. Merger Sub and/or Juma have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12.       Accounting and Tax Matters. [Reserved].

SECTION FOUR

4.       Conduct Prior to the Effective Time.

4.1.       Conduct of Business of AGN and Juma. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of AGN, Merger Sub and Juma agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other parties), to carry on its and its subsidiaries’ business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries’ present business organization, keep available the services of its and its subsidiaries’ present officers and key employees and preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of AGN, Merger Sub and Juma agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries’ business, and of any event that could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither AGN, Merger Sub nor Juma shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

(a)       Charter Documents. Cause or permit any amendments to their Articles of Incorporation or Bylaws;

(b)       Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or (except in the case of Juma’s recapitalization of its shares as set forth in Section 5.12(a) hereof) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

(c)       Stock Option Plans, Etc. Approve and adopt any stock plans or stock option plans;

(d)       Extraordinary Transactions. Enter into any transactions that involve any corporate reorganization, change of control, acquisition, merger, undertaking of liability in excess of $10,000, sale of assets over $10,000, sale of equity in excess of value of $50,000, or other transaction or event which could substantially effect the viability or integrity of AGN (“Extraordinary Transactions”); or

(e)       Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (d) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.2.       Conduct of Business of AGN. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, AGN shall not do, cause or permit any of the following, without the prior written consent of Merger Sub and Juma:

(a)       Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive or terminate any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

(b)       Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its AGN Shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(c)       Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property;

(d)       Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(e)       Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(f)       Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(g)       Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(h)       Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

(i)       Employee Benefit Plans; New Hires; Pay Increases. Adopt any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

(j)       Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(k)       Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(l)       Liability Limit. Upon closing, AGN shall maintain contingent and/or historical liabilities including any and all accounts payable and other accrued liabilities not to exceed $50,000 (“Liability Limit”). The Liability Limit does not include recurring monthly expenses and/or ongoing overhead incurred from the date of Closing. Merger Sub and/or Juma shall not accept any form of historical liability of AGN in excess of the Liability Limit; or

(m)       Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (l) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3.       No Solicitation. AGN and its officers, directors, employees or other agents of AGN will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to AGN to, or afford access to the properties, books or records of AGN to, any person that has advised AGN that it may be considering making, or that has made, a Takeover Proposal. AGN will promptly notify Merger Sub and Juma after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to AGN or for access to the properties, books or records of AGN by any person that has advised AGN that it may be considering making, or that has made, a Takeover Proposal and will keep Juma fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, “Takeover Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving AGN or the acquisition of any significant equity interest in, or a significant portion of the assets of AGN, other than the transactions contemplated by this Agreement.

SECTION FIVE

5.       Additional Agreements.

5.1.       Best Efforts and Further Assurances. Each of the Parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.2.       Consents; Cooperation.

(a)       Each of Merger Sub, Juma and AGN shall use their reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Merger Sub, Juma or AGN in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

(b)       From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or other event that may cause a Material Adverse Effect.

5.3.       Access to Information.

(a)       AGN shall afford Merger Sub and/or Juma and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of AGN’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of AGN as Juma may reasonably request. AGN agrees to provide to Merger Sub, Juma and their accountants, counsel and other representatives copies of internal financial statements promptly upon request. Juma shall afford AGN and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (x) all of Juma’s and any Juma subsidiaries’ properties, books, contracts, commitments and records, and (y) all other information concerning the business, properties and personnel of Juma and any of its subsidiaries, as AGN may reasonably request. Juma agrees to provide to AGN and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b)       Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Merger Sub, Juma and AGN shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)       No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.4.       Confidentiality. The information received in accordance with Section 5.3 shall be deemed to be “Confidential Information.” Each of Merger Sub, Juma and AGN and each AGN Shareholder agrees that it will treat in confidence all documents, materials, and other Confidential Information that it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein, and the preparation of this Agreement and other related documents. Such documents, materials, and other Confidential Information shall not be communicated to any third person (other than to its respective counsel, accountants, financial advisors, or lenders) and shall not be used for any purpose to the detriment of any other party. No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating a possible business relationship as contemplated by this Agreement. No party and no representative of a party will, during the term of this Agreement or at any time during the two years thereafter, irrespective of the time, manner, or cause of termination of this Agreement, use, disclose, copy, or assist any other person in the use, disclosure, or copying of any documents, materials, or other Confidential Information of any other party hereto.

5.5.       Public Disclosure. Unless otherwise permitted by this Agreement, Merger Sub, Juma and AGN shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

5.6.       State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Juma and its Board of Directors or AGN and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

5.7.       Filings or Notices Pursuant to Securities Laws.

(a)       Merger Sub and/or Juma shall prepare and file with the SEC a notice on Form D and such other notices or applications as Merger Sub and/or Juma may deem appropriate under state securities laws in connection with the transactions contemplated by this Agreement. AGN, each AGN Shareholder, Merger Sub, and Juma shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of the Stock Consideration. AGN and each AGN Shareholder shall furnish, or cause such part to furnish, to Merger Sub and/or Juma all information concerning AGN and the AGN Shareholders as Merger Sub and/or Juma may reasonably request in connection with such actions.

(b)       The information supplied by any party for inclusion in the notices or other filings in accordance with this Section 5.7 shall not, at the time filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing any event or circumstance relating to any party or any party’s affiliates, or its or their respective officers or directors, is discovered by any party that should be set forth in a supplement or amendment to any notices or other filings in accordance with this Section 5.7, such party shall promptly inform each other party thereof in writing. All documents that such party is responsible for filing with the SEC or any state authority in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, state securities laws, and other applicable state laws

5.8.       Acquisition of Juma Common Stock. The consummation of this Agreement and the transactions contemplated herein, including the issuance of the Juma Common Stock to the AGN Shareholders as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state securities Laws. Such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes that depend, among other items, on the circumstances under which the AGN Shareholders acquire such securities comprising the Merger Consideration.

(a)       In order to provide documentation for reliance upon exemptions from the registration and prospectus delivery requirements for the issuance of Juma Common Stock in the Merger, each AGN Shareholder hereby makes the following representations and warranties:

(i)       Such AGN Shareholder acknowledges that neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the Juma Common Stock, and that the transactions contemplated herein involve certain risks.

(ii)       Such AGN Shareholder has received and read this Agreement and understands the risk related to the consummation of the transactions herein contemplated.

(iii)       Such AGN Shareholder has such knowledge and experience in business and financial matters that such AGN Shareholder is capable of evaluating the Merger and Juma and its business operations.

(iv)       Such AGN Shareholder has been provided with a copy of the Agreement and the related disclosure schedules of the parties hereto plus all materials and information requested by each or his or her representative, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and each has been provided the opportunity for direct communication with Juma and its representatives regarding the transactions contemplated hereby.

(v)       All information that each AGN Shareholder has provided to Merger Sub and/or Juma or its agents or representatives concerning suitability to hold shares in Juma following the transactions contemplated hereby is complete, accurate, and correct.

(vi)       Such AGN Shareholder has not offered or sold any interest in this Agreement and has no present intention of dividing the Juma Common Stock to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

(vii)       Such AGN Shareholder was at no time solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale, or purchase of the Juma Common Stock through this Agreement.

(viii)       As a result of the Merger, such AGN Shareholder believes that its financial prospects resulting from its ownership in Juma will not be materially less favorable than his or her retained ownership in AGN. Each AGN Shareholder anticipates no need in the foreseeable future to sell the Juma Common Stock to be acquired pursuant hereto. Each is able to bear the economic risks of this investment, and consequently, without limiting the generality of the foregoing, is able to hold the Juma Common Stock to be received for an indefinite period.

(ix)       Such AGN Shareholder understands that the Juma Common Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state securities Laws for transactions by an issuer not involving any public offering and that any disposition of the Juma Common Stock may, under certain circumstances, be inconsistent with this exemption and may make the holder who disposes of such stock an “underwriter” within the meaning of the Securities Act. It is understood that the definition of “underwriter” focuses upon the concept of “distribution” and that any subsequent disposition of the subject Juma Common Stock can only be effected in transactions that are not considered distributions.

(x)       Such AGN Shareholder acknowledges that the shares of Juma Common Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Juma is under no obligation to register the Juma Common Stock under the Securities Act. If Rule 144 is available (and no assurance is given that it will be except as expressly set forth in this Agreement), after one year and prior to two years following the Effective Date, only routine sales of such Juma Common Stock in limited amounts can be made in reliance upon Rule 144 in accordance with the terms and conditions of that rule. Juma is under no obligation to the AGN Shareholders to make Rule 144 available, except as may be expressly agreed to by it in writing in this Agreement, and in the event Rule 144 is not available, compliance with Regulation A or some other disclosure exemption may be required before such persons can sell, transfer, or otherwise dispose of such Juma Common Stock without registration under the Securities Act. Juma’s registrar and transfer agent will maintain a stop-transfer order against the registration of transfer of the Juma Common Stock, and the certificate representing the Juma Common Stock will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

(xi)       Such AGN Shareholder acknowledges that Juma may refuse to register transfer shares of the Juma Common Stock in the absence of compliance with Rule 144 unless the holder furnishes the issuer with a “no-action” or interpretive letter from the SEC or an opinion of counsel reasonably acceptable to Juma stating that the transfer is proper. Further, unless such letter or opinion states that the shares of Juma Common Stock are free of any restrictions under the Securities Act, Juma may refuse to transfer the Juma Common Stock to any transferee that does not furnish in writing to Juma the same representations and agree to the same conditions respecting such Juma Common Stock as set forth herein. Juma may also refuse to transfer the Juma Common Stock if any circumstances are present reasonably indicating that the transferee’s representations are not accurate.

(b)       Such AGN Shareholder shall execute and deliver to Merger Sub and/or Juma, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like, as Merger Sub and/or Juma and its counsel may reasonably request in connection with reliance on exemptions from registration under such securities Laws.

(c)       Each Party acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

(d)       So long as the original holders of the Stock Consideration are subject to Rule 144, Juma will use its commercially reasonable efforts to maintain its status as a public company under the Securities Act and to make, in a timely manner, the filings and reports required by the Exchange Act.

5.9.       Merger Sub Restructuring. At or prior to the Closing, Merger Sub shall:

(a)       consent to the election as directors of the following persons, each to assume office at the Closing and to serve until the next annual meeting of stockholders and until his successor is elected and qualified:

       [___________]

(b)       obtain the approval of the foregoing by the stockholders of Merger Sub in the manner required by the DGCL and Merger Sub’s certificate of incorporation and bylaws.

SECTION SIX

6.       Conditions to the Merger.

6.1.       Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)       Stockholder Approval. [Reserved].

(b)       No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

(c)       Governmental Approval. Merger Sub, Juma and AGN shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act and under any state securities laws.

(d)       Approval of Form 8-K. Merger Sub, Juma and AGN have approved the Form 8-K to be filed with the SEC within four (4) days of the Effective Time.

6.2.       Additional Conditions to Obligations of AGN. The obligations of AGN to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by AGN:

(a)       Representations, Warranties and Covenants (i) Each of the representations and warranties of Juma in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Merger Sub and/or Juma in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Merger Sub and Juma shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b)       Certificates of Merger Sub and Juma.

(i)       Compliance Certificates of Merger Sub and Juma. AGN shall have been provided with certificates executed on behalf of Merger Sub and Juma by their Presidents to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) above and (d) below has been satisfied with respect to Merger Sub and Juma.

(ii)       Certificate of Secretary of Merger Sub and Juma. AGN shall have been provided with certificates executed by the Secretaries of Merger Sub and Juma certifying:

(A)       Resolutions duly adopted by the Board of Directors and consent of the holders of a majority of outstanding shares of Merger Sub and Juma previously authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(B)       The incumbency of the officers of Merger Sub and Juma executing this Agreement and all agreements and documents contemplated hereby.

(c)       No Material Adverse Changes. No material adverse change shall have occurred in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Juma, taken as a whole.

(d)       Good Standing. AGN shall have received a certificate or certificates of the Secretary of State of the State of Delaware certifying as of a date no more than ten (10) business days prior to the Effective Time that Merger Sub and Juma are, as of such date, in good standing and authorized to transact business as a domestic corporation.

6.3.       Additional Conditions to the Obligations of Juma. The obligations of Merger Sub and Juma to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Juma:

(a)       Representations, Warranties and Covenants. (i) Each of the representations and warranties of AGN and the AGN Shareholders in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of AGN and the AGN Shareholders in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) AGN and the AGN Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b)       No Material Adverse Changes. No material adverse change shall have occurred in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of AGN, taken as a whole.

(c)       Certificates of AGN.

(i)       Compliance Certificate of AGN. Juma shall have been provided with a certificate executed on behalf of AGN by its President to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) and (b) above has been satisfied.

(ii)       Certificate of Secretary of AGN. Juma shall have been provided with a certificate executed by the Secretary of AGN certifying:

(A)       Resolutions duly adopted by the Board of Directors and the AGN Shareholders authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

(B)       The Articles of Incorporation and Bylaws of AGN, as in effect immediately prior to the Effective Time, including all amendments thereto; and

(C)       the incumbency of the officers of AGN executing this Agreement and all agreements and documents contemplated hereby.

(d)       Third Party Consents. Merger Sub and/or Juma shall have been furnished with evidence satisfactory to it that AGN has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger as set forth in Sections 5.2(a).

(e)       Injunctions or Restraints on Merger and Conduct of Business. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Juma’s conduct or operation of the business of AGN, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(f)       Resignation of Directors and Officers. Merger Sub and/or Juma shall have received letters of resignation from each of its directors and officers immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

SECTION SEVEN

7.       Termination, Amendment and Waiver.

7.1.       Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned:

(a)       by mutual consent duly authorized by the Boards of Directors of each of Merger Sub, Juma and AGN;

(b)       by either Merger Sub, Juma or AGN, if, without fault of the terminating party,

(i)       the Effective Time shall not have occurred on or before midnight [________, 2007] (or such later date as may be agreed upon in writing by the parties); or

(ii)       there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or governmental entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c)       by Merger Sub and/or Juma, if AGN or any of the AGN Shareholders shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar business days of receipt by AGN of written notice of such breach, provided that Merger Sub and/or Juma is not in material breach of any of their representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

(d)       by AGN, if Merger Sub and/or Juma shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar days following receipt by Merger Sub and/or Juma of written notice of such breach, provided that neither AGN nor any of the AGN Shareholders is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

7.2.       Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Merger Sub, Juma or AGN or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

7.3.       Expenses and Termination Fees. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense. Notwithstanding the foregoing, Juma shall be obligated to pay or reimburse AGN at the Closing for the actual and reasonable fees of AGN’s independent accountant incurred in connection with the preparation of the Financial Statements described in Section 2.6.

7.4.       Amendment. The Boards of Directors of Merger Sub, Juma and AGN and the AGN Shareholders may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties.

7.5.       Extension; Waiver. At any time prior to the Effective Time any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION EIGHT

8.       Indemnification.

8.1.       Survival of Representations and Warranties. All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until the second anniversary of the Effective Time (the “Indemnification Termination Date”); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Indemnification Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Effective Time shall continue indefinitely.

8.2.       Indemnification by AGN and AGN Shareholders. Subject to the limitations set forth in this Section 8, from and after the Effective Time, AGN and the AGN Shareholders shall protect, defend, indemnify and hold harmless Juma and the Merger Sub and its respective parent corporation, affiliates, officers, directors, employees, representatives and agents (Juma, Merger Sub and each of the foregoing persons or entities is hereinafter referred to individually as an “Merger Sub Indemnified Person” and collectively as “Merger Sub Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “Merger Sub Damages”), that any of the Merger Sub Indemnified Persons by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of AGN and the AGN Shareholders contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, which becomes known to Merger Sub and/or Juma prior to the Indemnification Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Juma or the Merger Sub.

8.3.       Indemnification by Juma. Subject to the limitations set forth in this Section 8, from and after the Effective Time, Juma shall protect, defend, indemnify and hold harmless AGN and the AGN Shareholders and their respective affiliates, officers, directors, employees, representatives and agents (AGN, AGN Shareholders and each of the foregoing persons or entities is hereinafter referred to individually as an “AGN Indemnified Person” and collectively as “AGN Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “AGN Damages”), that any of the AGN Indemnified Persons by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Juma contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, which becomes known to AGN or the AGN Shareholders prior to the Indemnification Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by AGN or the AGN Shareholders.

8.4.       Exclusive Contractual Remedy and Limitations. Merger Sub, Juma, the AGN Shareholders and AGN each acknowledge that Merger Sub Damages or AGN Damages, if any, may relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reevaluation of the total consideration the Parties would have agreed to transfer in connection with the Merger. The maximum liability of AGN and the AGN Shareholders for any breach of a representation, warranty or covenant of AGN or the AGN Shareholders and the maximum liability of Merger Sub and Juma collectively, for any breach of a representation, warranty or covenant of Merger Sub or Juma shall be limited to the consideration paid to AGN, the AGN Shareholders, and to or on behalf of another affiliate of AGN; provided, however, that nothing herein shall limit the liability: (i) of AGN, AGN Shareholders, Juma, or Merger Sub, as applicable, for any breach of representation, warranty or covenant if the Merger does not close, and (ii) of any officer, director or Member of AGN, Juma, or Merger Sub, as applicable for such person’s or entity’s fraud or intentional misrepresentation.

SECTION NINE

9.       General Provisions.

9.1.       Survival of Warranties. The representations, warranties and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and (except to the extent that survival is necessary to effectuate the intent of such provisions) shall terminate on the second anniversary of the Effective Time of the Merger, provided that representations, warranties and agreements relating to Taxes shall terminate on the date which is thirty (30) days after expiration of all applicable statutes of limitations relating to such Taxes.

9.2.       Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice:

(a)	if to Merger Sub and/or Juma, to:

Juma Technology Corp.
154 Toledo Street
Farmingdale, New York 11735

(b)	with a copy to:

Gersten Savage LLP:
600 Lexington Avenue
New York, New York, 10022
Attention Arthur S. Marcus, Esq.

(c)	if to AGN and/or the AGN Shareholders, to:

[___________]
[___________], Inc.

9.3.       Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.5.       Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

9.6.       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

9.7.       Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8.       Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

9.9.       Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10.       Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.10 shall be binding upon the parties and their respective successors and assigns.

9.11.       Spin-Off. In the event that Juma consummates within three years of the Effective Date a spin-off of Merger Sub to the public shareholders of Juma, each of Messrs Darias and Rodriquez shall be entitled to receive a payment ("Claw Back Payment”) calculated as follows: the product of (A) three and one-half percent (3.5%) and (B) the net proceeds from the Spin-Off. Messrs Darias and Rodriquez shall be paid the Claw Back Payment within 30 days of the issuance of Juma’s audited financial statements applicable to the period encompassing the Spin-Off.

9.12.       Attorneys’ Fees. In the event that any proceeding has been commenced to interpret, construe, or enforce this Agreement, the prevailing party shall be entitled to seek its reasonable attorneys’ fees.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JUMA TECHNOLOGY CORP.

By:
Name:
Title

MERGER SUB

By:
Name:
Title

AGN NETWORK, INC.

By:
Name:
Title

AGN Shareholders

Ernie Darias

Albert Rodriquez

Danielle Girouard

William P. Clements, Jr.

Denson W. Campbell, III

George W. Lackey

EXHIBITS

Exhibit A -	Articles of Merger
Exhibit B -	Merger Consideration
Exhibit C-1 -	Amended and Restated Articles of Incorporation for Merger Sub
Exhibit C-2 -	Amended and Restated By Laws for Merger Sub
Exhibit D -	Rodriquez Employment Agreement

EXHIBIT A

ARTICLES OF MERGER

EXHIBIT B

MERGER CONSIDERATION

Name And Address	Number Of Juma Shares	Percentage of Merger Consideration

Ernie Darias	51,000	15.94
Albert Rodriquez	49,000	15.30
Danielle Girouard	137,500	42.96
William P. Clements, Jr.	27,500	8.60
Denson W. Campbell, III	27,500	8.60
George W. Lackey	27,500	8.60

Total	320,000

EXHIBIT C-1

ARTICLES OF INCORPORATION

EXHIBIT C-2

BYLAWS

EXHIBIT D
RODRIQUEZ EMPLOYMENT AGREEMENT

Schedule 1.2(d)

Description	Amount